Exhibit 10.21

EXECUTION VERSION

Strategic Partnership Master Agreement

          This Strategic Partnership Master Agreement (this “Agreement”) is made as of August 11, 2006 (the “Effective Date”) between Wave2Wave Communications, Inc. (“Wave2Wave”), a Delaware Corporation with its principal offices at 433 Hackensack Avenue, Hackensack, NJ 07601 and incNETWORKS, Inc., a Delaware Corporation with its principal offices at 198 Brighton Ave., Long Branch, NJ 07740 (“INI”) (hereinafter collectively the “Parties” and each, individually, a “Party”).

RECITALS

WHEREAS, INI is a provider of Converged Broadband Wireless and Wireline Networks, Products and Technologies, as well as Next Generation (4G) Network Service Concepts and Network Design & Support Services which consist of wireless and wireline voice, data, and video services (collectively, the “4G Services”);

WHEREAS, Wave2Wave is a provider of Enterprise Managed Networks Services and has expertise in providing enterprise customer support service as well as marketing and customer care services;

WHEREAS, the Parties desire to combine Wave2Wave’s Managed Network Service and Customer Support Services expertise and INI’s wireless and wireline networking and new service concept design expertise into an offer to provide the 4G Services to commercial customers within multi-tenant units in the United States, in accordance with and subject to the terms and conditions of this Agreement;

WHEREAS, the scope of this Agreement is to establish the general technical and business rules of the strategic relationship between the Parties with respect to the approximately 2,400 buildings serviced by Wave2Wave as of the Effective Date as set forth in Exhibit A which is attached hereto and forms an integral part of this Agreement and any additional buildings that come within the scope of this Agreement pursuant to the terms and conditions hereof (collectively, the “Territory”);

WHEREAS, Parties intend that a multi-tenant building named the Lincoln Building located at 60 East 42nd Street, New York, NY (the “Lincoln Building”) will serve as a showcase pilot project of the collaboration contemplated by this Agreement and will serve as the platform for developing the business plan and model for continuation of expanding the collaboration into all buildings in the Territory; and

WHEREAS, in anticipation of the foregoing, the Parties have entered into the Mutual Non Disclosure Agreement (the “Non Disclosure Agreement”) between the Parties dated June

* WE HAVE REQUESTED CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS CONTAINED IN THIS EXHIBIT. THE COPY FILED AS AN EXHIBIT OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.*

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26, 2006, attached as Exhibit B to this Agreement and incorporated herein by this reference, which shall continue to be a binding agreement between the Parties;

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in this Agreement, the Parties agree to the terms and conditions set forth herein below:

ARTICLE I.
TERM AND TERMINATION

          Section 1. Term. This Agreement shall commence on the Effective Date and shall continue in effect for a term of five (5) years (hereinafter the “Initial Term”). Unless either Party notifies the other Party of its desire not to renew the term of this Agreement at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term (as defined below), the term shall be automatically renewed for additional five (5) year periods (each such renewed term, a “Renewal Term” and, together with the Initial Term, the “Term”).

          Section 2. Termination for Breach. Either Party may terminate this Agreement upon a material or continuing breach of this Agreement by the other Party by providing thirty (30) days prior written notice of termination to such other Party, stating the cause therefor. If within such thirty (30) day notice period, the cause for termination is not cured to the reasonable satisfaction of the Party giving notice, the termination shall become effective at the conclusion of such thirty (30) day notice period, provided that (X) the cure period for a payment default will be ten (10) business days after notice thereof and (Y) disruption or interruption of network services will be no greater than the threshold set forth in the standard Terms and Conditions that govern the 4G Service as provided to end user customers (the “Standard Terms and Conditions”).

          Section 3. Automatic Termination. Except as provided for in ARTICLE IV, Section 3, either Party may terminate this Agreement if any one of the following events occur: (i) if the other Party becomes insolvent or admits in writing its inability to pay debts as they mature, or makes an assignment for the benefit of creditors and as a result thereof cannot perform its material obligations hereunder; (ii) if a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by the other Party and as a result thereof such Party cannot perform its material obligations hereunder; or (iii) if such a petition is filed against the other Party by any third Party and such application is not resolved favorably to such other Party within sixty (60) days and as a result thereof such Party cannot perform its material obligations hereunder.

          Section 4. Survival. In addition to the sections and provision of this Agreement that by their nature survive expiration or termination or which must survive

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expiration or termination in order to give effect to their meaning, the provisions of ARTICLE V.Section 1 (subject to the final sentence of this Section 4) and the Non-Disclosure Agreement shall survive any expiration or termination of this Agreement in accordance with their respective terms. Wave2Wave acknowledges that in the event of termination of this Agreement, it remains liable for any amounts incurred under ARTICLE V.Section 1 through, but not for any time after, the date of such termination.

          Section 5. Nonexclusive Remedy. Subject to the provision of ARTICLE VI of this Agreement, termination of this Agreement by either Party will be a nonexclusive remedy for breach and will be without prejudice to any other right or remedy of such Party.

ARTICLE II.
RIGHTS AND RESPONSIBILITIES OF THE PARTIES

The Parties shall perform their respective responsibilities as follows, and acknowledge that their respective performance of such responsibilities are dependent upon the performance of the other Party hereunder:

          Section 1. INI Responsibilities.

                    a. INI will have the sole responsibility for completing pre-site network design and engineering, and installation of a converged wireless and wireline networks within the Territory based on utilizing INI’s Converged Broadband Wireless and Wireline Network Products and Technologies, Next Generation Network Service Concepts (collectively, the “4G Technology”) and Network Design & Support Services expertise.

                    b. INI will have the sole responsibility within the Territory, on a building-by-building basis, prior to any 4G Services installation, to perform pre-site network design and engineering, and shall provide Wave2Wave with a Price Quotation (“Quote”) which specifies the price to be paid by Wave2Wave to INI for the cost of the 4G wireless network equipment (the “Equipment”), Equipment installation and 4G Service and Equipment maintenance, the latter in accordance with established industry standards.

                    c. INI will have the sole responsibility for installing the aforementioned 4G equipment and for insuring, to the Parties’ mutual and reasonable satisfaction, that the 4G Service operates in accordance with established industry standards. Such mutual and reasonable satisfaction shall be deemed “Acceptance”.

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                    d. INI will provide Wave2Wave with access to Class 4/5 IP Network Services Node (the “Network Service Node”) capacity within a New York or New Jersey POP Location for use in the Territory by Wave2Wave’s customers. The purchase price for the equipment portion of the Network Service Node is estimated, as of the Effective Date, at [***].

                    e. INI will have the sole responsibility for ongoing 4G network equipment and service maintenance.

                    f. INI has sole responsibility for ongoing maintenance and modernization of such Network Service Node, in accordance with established industry standards.

                    g. In connection with the Lincoln Building project, INI will finance all equipment, installations, connectivity and services provided by the Parties. For successive buildings in the Territory, the Parties shall determine which of the Parties shall finance such equipment (the “Financing Party”).

                    h. Wave2Wave shall have the right of first refusal, as described below, to deploy or otherwise utilize the 4G Technology and the 4G Services in office buildings (each, an “Eligible Building”) that are, at the time of such opportunity: (i) not otherwise accessed or serviced by INI; and (ii) set forth on the then-current version of Exhibit A which may be updated and revised by Wave2Wave by written notice to INI during the Term. If INI shall be ready, willing, and able to accept any offer to deploy or otherwise utilize the INI Technology in any Eligible Building, then INI shall give Wave2Wave prompt written notice of such offer and the proposed compensation arrangement and term of engagement. Wave2Wave shall then have the right of first refusal to engage INI’s services on the same compensation arrangement and terms offered by the entity proposing such offer to INI. Wave2Wave shall exercise such right of first refusal by giving INI written notice that it is doing so no later than thirty (30) days after receipt by Wave2Wave of INI’s said notice.

          Section 2. Wave2Wave Responsibilities.

                    a. In the event that Wave2Wave requirements for Network Service Node capacity exceeds INI’s existing capacity, Wave2Wave shall, in no event, contract for the provision of additional Network Services Node capacity from any company other than INI without first extending to INI the right of first negotiation to provide the additional Network Service Node capacity on fair and reasonable terms commensurate with existing market practices.

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                    b. Wave2Wave will have the sole responsibility for providing all end-user equipment, customer service support, billing, and provisioning as well as management services for the underlying projects selected by the Parties.

                    c. Wave2Wave will have the sole responsibility for maintaining end-user equipment for customers of the Parties under this Agreement;

                    d. Wave2Wave will have the sole responsibility for procuring additional business opportunities and selling to all potential customers. However, following the one (1) year anniversary of the first commercial customer availability of the 4G Service pursuant to this Agreement, if the actual sales of the 4G Service fail to reach fifty percent (50%) of the sales milestones that are developed by the parties in the five-year business plan that the parties will establish pursuant to Article III, Section 3 of this Agreement, INI reserves the right to market and sell the service itself, or through a third party, subject to any applicable restrictions imposed by any building, whether as a result of Wave2Wave’s access agreement with such building or otherwise.

                    e. Wave2Wave will have the sole responsibility for obtaining and securing for the Parties the right and access, and all pertinent documentation, agreements and any required authorizations or permits, to perform the installation of the network equipment for the enterprise within the Territory.

                    f. Wave2Wave will have the sole responsibility for maintaining all billing and accounting records for the sale to the customers in the Territory, in addition to such other buildings as the Parties may hereafter agree to add pursuant to the terms and conditions of this Agreement or by amendment hereto.

                    g. Wave2Wave shall have the lead role and responsibility for the marketing, and promotion of the 4G Service in connection with the Parties, provided however that (i) Wave2Wave shall be under no obligation to use its good faith efforts to so market and promote the 4G Service in connection with any building until Acceptance of the installation with respect to such building; (ii) INI will cooperate with Wave2Wave by providing information and support for such marketing activities, as reasonably requested by Wave2Wave at no additional cost to Wave2Wave. Examples of such support as provided by INI may include consultation services regarding marketing and systems support, marketing opportunity assessment, solution design reviews and product availability and delivery assistance. In addition, during the Term of this Agreement, INI agrees to provide appropriate promotional support to Wave2Wave’s sales and marketing efforts in a manner and upon terms mutually acceptable to the Parties, at no additional cost to Wave2Wave.

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ARTICLE III.
PAYMENT PLAN; NETWORK EQUIPMENT AND INVESTMENT

          Section 1. Purchase Amount. The Financing Party shall pay for the purchase price for the Equipment (for any building or group of buildings, as agreed by the Parties, the “Purchase Amount”) as provided in this Article III. The Purchase Amount for the Equipment required for the Lincoln Building is estimated, as of the Effective Date at [***]. The Purchase Amount for Equipment with respect to additional buildings within the Territory shall be as set forth in individual purchase orders agreed in writing from time to time as the Parties agree to add additional buildings to the scope of this Agreement. The Purchase Amount with respect to the Equipment used for the Lincoln Building shall be paid by Wave2Wave as follows:

                    a. In accordance with ARTICLE V, Wave2Wave will pay the Purchase Amount through the payment of the Revenue Share (as defined below) to INI. At such time as the aggregate amount of the Investment (as defined below) and any Revenue Share is equal to the Purchase Amount, the Purchase Amount shall be deemed paid in full and title to the Equipment shall pass to Wave2Wave.

                    b. Profit Sharing. At all times during the Term, Wave2Wave shall pay to INI the Revenue Share in accordance with ARTICLE V of this Agreement.

          Section 2. Delivery and Risk of Loss. INI shall deliver the Equipment to the designated delivery site F.O.B. such delivery site (“Delivery Site”). Risk of loss to the Equipment shall pass to Wave2Wave immediately upon the arrival of the Equipment at the Delivery Site. Notwithstanding the foregoing, each Party shall be solely responsible for any damage to the Equipment caused by such Party’s (or it’s subcontractor’s or designee’s) acts, omissions, negligence or misconduct.

          Section 3. Milestones. Using the Lincoln Building Project as a demonstration platform, the Parties will develop plans to deploy the 4G Services and 4G Technology throughout the Territory, based on a five (5) year business plan which will be reviewed, updated and approved on a bi-quarterly basis, beginning with the execution of this Agreement, subject to approval by each Party’s respective Board of Directors. The Parties acknowledge that this Agreement may require revision, amendment and/or expansion following such approvals.

          Section 4. Periodic Checkpoints on Strategy and Alignment. During the Term, appropriate representatives of INI and Wave2Wave will meet in person or by telephone, as mutually agreed by the Parties from time to time, at least four (4) times per year to review strategic plans, marketing programs, partnership opportunities and other matters relevant

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to the success of the joint project initiatives described herein. The results of these periodic checkpoints are expected to be documented plans for equipment installation and service provisioning throughout the Territory with tasks, task owners, milestones and deliverables which may require revision, amendment and/or expansion of this Agreement.

ARTICLE IV.
LICENSES; OWNERSHIP; MAINTENANCE AND SUPPORT

Section 1. License Grant. In all cases pursuant to and in consideration of Wave2Wave’s payment for applicable fees thereunder:

          (a) INI hereby grants Wave2Wave a nonexclusive and nontransferable (except as set forth herein) license to use the Network Services Node, and, under its intellectual property rights, the 4G Technology. The duration of such license to the 4G Technology shall be as follows: (i) for Equipment with respect to which INI is the Financing Party, including the Equipment for the Lincoln Building, such license shall be for the Term and upon payment in full by Wave2Wave of the Purchase Amount, such license shall be converted to a perpetual license; and, (ii) for Equipment with respect to which Wave2Wave is the Financing Party, such license shall be a perpetual license commencing upon delivery of the applicable Equipment.

          (b) Subject to the terms of this Agreement and for Equipment with respect to which INI is the Financing Party, INI grants to Wave2Wave a nonexclusive, nontransferable, license during the Term to use the Equipment in the Territory until such time as title to the Equipment transfers to Wave2Wave pursuant to the terms and conditions of this Agreement. The scope of the foregoing license encompasses Wave2Wave’s internal use of Equipment in connection with providing 4G Services to its customers, but excludes any sublicensing, uploading or otherwise transferring, or providing direct access to, the Equipment (except as necessary to accomplish the provision of the 4G Services to such customers) to any third party without INI’s prior written consent.

Section 2. License fees. The Parties agree that the consideration which would otherwise be due to INI pursuant to clauses (a) and (b) above shall be incorporated into amounts which will otherwise be due under the Revenue Sharing arrangement.

Section 3. Section 365(n). Notwithstanding the provisions of Article I, Section 3, the rights to the 4G Technology licensed pursuant to Section 1(a) of this Article IV are, and shall otherwise be deemed to be, for purposes of Section 365 (n) of the United States Bankruptcy Code (the “Code”), licenses to rights to “intellectual property” as defined under the Code. INI acknowledges that if it, as a debtor in

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possession or a trustee in bankruptcy in a case under the Code, rejects this Agreement, then Wave2Wave may elect to retain its rights under this Agreement as provided in Section 365(n) of the Code. The Parties further agree that, in the event of the commencement of any bankruptcy proceeding by or against INI under the Code, Wave2Wave shall be entitled to retain all of such rights under this Agreement in accordance with Section 365(n) of the Code. INI agrees and acknowledges that enforcement by Wave2Wave of any rights under Section 365(n) of the Code in connection with this Agreement shall not violate the automatic stay of Section 362 of the Code and waives any right to object on such basis.

Section 4. Ownership. With respect to Equipment for which INI is the Financing Party, INI solely owns all rights, title and interest in and to the Equipment installed, and reserves all rights thereto not expressly granted under this Agreement. Title to such Equipment shall pass to Wave2Wave upon payment in full to INI of the Purchase Amount in accordance with Article V. Title to Equipment for which Wave2Wave is the Financing Party shall transfer to Wave2Wave upon the payment by Wave2Wave of the applicable Quote.

ARTICLE V.
REVENUE SHARING

          Section 1. The Parties shall share the revenue derived from this Agreement pursuant to the following calculation:

          “Revenue Share” = [***]

where, with respect to any building in the Territory “Gross Revenue” means [***], “Baseline Revenue” means [***], and “Expenses” means [***] A detailed description of applicable Expenses, for purposes of this Section 1 shall be agreed between the Parties in the five (5) year business plan agreed to by each Party’s respective Board of Directors. With respect to buildings in which Equipment with respect to which the Purchase Amount has not been recovered in full by the Financing Party: (i) in the event that such Financing Party is INI, the Applicable Percentage for purposes of calculating the Revenue Share payable by Wave2Wave to INI shall equal [***] until such Purchase Amount has been recovered by INI and (ii) in the event that such Financing Party is Wave2Wave, the Applicable Percentage for purposes of calculating the Revenue Share payable by Wave2Wave to INI shall equal [***] until such Purchase Amount has been recovered by Wave2Wave. Following the recovery of the Purchase Amount by the Financing Party with respect to any building, the Applicable Percentage shall be equal to [***].

Section 2. Within thirty (30) days following the conclusion of any calendar quarter, Wave2Wave shall remit to INI the Revenue Share, together with an accounting, in

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reasonable detail and consistent with generally accepted accounting principles, setting forth information used to calculate the Revenue Share.

Section 3. INI shall have the right to audit Wave2Wave’s books and records for the sole purpose of determining whether Wave2Wave has complied with this ARTICLE V. If an audit reveals underpayment of fees due under this Agreement, all such amounts will be promptly paid with interest at the prevailing U.S. dollar prime rate accruing from the original due date. If any such underpayment exceeds 5% of the revenue due to INI for the period audited, Wave2Wave will also pay INI’s reasonable and actual costs of conducting the audit. Any information disclosed to or developed by INI in connection with any audit shall be the Confidential Information of Wave2Wave.

Section 4. Each Party, its Affiliates and sublicensees shall at all times act in good faith and in a commercially reasonable manner (including, without limitation, the use of generally accepted accounting principles, consistently applied) and shall not intentionally or knowingly inappropriately or inaccurately apportion amounts invoiced for the purpose or effect of circumventing or depriving the other Party of any benefit due them under this Agreement.

Section 5. As an additional inducement for INI to enter into this Agreement, Wave2Wave will purchase from INI on the Effective Date, and INI shall sell, transfer, convey, assign and deliver to Wave2Wave within one week from the Effective Date, each subject to and pursuant to the terms and conditions of a Subscription Agreement, substantially in the form of Exhibit C attached hereto, [***] shares of the common stock, par value $.01 per share (the “Common Stock”) of incNETWORKS, Inc. at a price of [***] per share, for a total payment of [***] (the “Investment”).

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES; INDEMNITIES

          Section 1. General Warranties. Each Party represents, warrants and covenants to the other that:

                    a. it is duly organized and validly existing and is in good standing under the laws of its jurisdiction of organization and is qualified and in good standing as a foreign corporation under the laws of any jurisdiction where the ownership of its assets or the conduct of its business require such Party to be so qualified;

                    b. its execution, delivery, and performance of this Agreement has been duly authorized by all appropriate organizational action on the part of such Party and this Agreement constitutes the valid and binding obligation of such Party enforceable against such Party in accordance with the terms of this Agreement;

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                    c. neither the execution and delivery by such Party of this Agreement, nor the consummation by such Party of the transactions contemplated hereby, nor compliance by such Party with the provisions hereof, conflicts with or results in a breach of any of the provisions of the organizational documents or by-laws of such Party, or any amendments thereto, or any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or of any agreement or other instrument to which such Party is a party or by which it is bound, or constitute a default under any provision thereof;

                    d. no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person, entity or governmental authority is necessary for the execution and performance of this Agreement;

                    e. it has and shall maintain during the Term the proper licenses and rights to perform its obligations hereunder;

                    f. its personnel have and shall have the necessary experience, qualifications, knowledge, competency and skill set to perform the obligations of such Party pursuant to this Agreement;

                    g. it is in compliance with all applicable local, city, state, federal and international laws, rules and regulations including all environmental, immigration, safety and health and labor and employment (including those addressing discrimination, harassment and retaliation) laws, rules and regulations, and shall remain in compliance during the Term of this Agreement; and

                    h. it shall instruct its personnel in any applicable safety standards and protocols of which it is made aware, and shall follow all such standards and protocols.

          Section 2. Territory Access Warranties. Wave2Wave represents and warrants that it has secured access to the Territory and that it will be able to meet its obligations under ARTICLE II. Section 2.e hereof as of the Effective Date. In the event of any breach of this Warranty, Wave2Wave will reimburse INI for any additional costs incurred by it in order to procure access to a building in the Territory in order to perform the Joint Work under this Agreement.

          Section 3. Equipment and Other Warranties.

                    a. INI agrees to provide the 4G Service hereunder in accordance with established industry standards, the service levels specified in the Standard Terms and Conditions, and any additional requirements established jointly and in writing by the Parties for a specific building within the Territory. The foregoing extends to the Equipment’s performance as part of the 4G Service, and the compatibility of the

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Equipment, as part of the Service, with products, elements, or components not supplied by INI but approved or recommended by INI for use in connection with the 4G Service, including interfaces to equipment or systems defined in any appendices hereto for which INI is responsible pursuant to this Agreement.

                    b. INI shall pass through to Wave2Wave any manufacturer warranties for Equipment hardware or components and, to the extent necessary or to the extent that any such manufacturer warranty prohibits such pass-through, assist Wave2Wave in the pursuit of any claims or rights thereunder.

                    c. In the event of any breach of the warranty set forth in this Section 3, INI shall promptly repair or replace the defective or nonconforming Equipment or otherwise cure any defects and deficiencies so that the Equipment, 4G Service and Network Service Node shall perform in accordance with the requirements of this Agreement.

                    d. Notwithstanding the foregoing, INI shall have no liability pursuant to this Section 3 for:

                         i. damage caused by an event of Force Majeure other than to the extent that the Equipment or component of the Service should have been able to withstand any such Force Majeure event, in accordance with established industry standards;

                         ii. alterations by Wave2Wave and/or INI at Wave2Wave’s request against INI’s written recommendations and inconsistent with this Agreement, excluding normal maintenance or parameter changes; damage or deficiencies resulting from a failure by Wave2Wave to comply with established industry standards; damage resulting from the gross negligence or willful misconduct of Wave2Wave, or any of its employees, agents or contractors (other than INI and its permitted subcontractors); or performance or damages directly resulting from the failure of equipment or software (or any related services) not provided by INI or any of its permitted subcontractors (provided that INI has not contributed to such failure or failed to comply with INI’s project management responsibilities which contributed to such failure), provided that this shall not limit INI’s obligations under the Standard Terms and Conditions.

          Section 4. Infringement Indemnity. INI will defend and hold harmless Wave2Wave from any losses or expenses (including reasonable legal fees) arising from any third-party action brought against Wave2Wave to the extent based on a claim that the 4G Service or the 4G Technology infringes any patent, copyright or other intellectual property right. Wave2Wave will defend and hold harmless INI from any losses or expenses (including reasonable legal fees) arising from any third-party action brought against INI to the extent based on a claim that an add-on product, or other product

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used in connection with Wave2Wave’s facilities and not provided, recommended or approved by INI infringes any patent, copyright or other intellectual property right. The Party entitled to indemnification hereunder will (a) promptly notify the other Party in writing of the claim, (b) grant the other Party sole control of the defense and settlement of the claim, and (c) reasonably assist the other Party in defending the claim, at such other Party’s expense.

          Section 5. Service Warranty.

                    a. The Parties shall, subject to the terms and conditions hereof, perform their obligations hereunder with reasonable care and in good faith, and in a manner consistent with the procedures and practices that a prudent business person in the industry would employ relating to services of the nature and character provided hereunder, using a degree of skill and attention no less than that which each Party customarily exercises with respect to customers or territory not subject to this Agreement that they manage for others in accordance with their existing practices and procedures.

                    b. INI warrants that all services provided to Wave2Wave under this Agreement by its personnel or permitted subcontractors will be provided in accordance with standard industry practices. Wave2Wave will notify INI of any alleged breach of this warranty within thirty (30) days of the performance of any such services. In the event of a breach of this warranty, Wave2Wave’s sole and exclusive remedy for such breach shall be for INI to repair or re-perform such services without charge to Wave2Wave.

                    c. Wave2Wave warrants that all services provided to customers using capacity on the Network pursuant to this Agreement by its personnel or permitted subcontractors will be performed in accordance with standard industry practices.

          Section 6. Resources. INI represents and warrants that it possesses sufficient monetary resources as of the Effective Date and taking into account the Investment, to complete its obligations hereunder in connection with the Lincoln Building project, and to operate for a reasonable period of time thereafter.

          Section 7. Liability. Each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the grossly negligent or willful acts or omissions, during the Term of this Agreement, of such Party, its affiliates and their respective directors, officers, employees and agents and for the activities such Party is responsible for conducting under this Agreement. Each Party agrees to indemnify and hold the other harmless with respect to such liabilities.

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ARTICLE VII. GENERAL PROVISIONS

          Section 1. Applicable Law. This Agreement shall be construed and enforced in accordance with, and governed by, the law of the State of New Jersey. The Parties hereto exclusively submit to the exclusive jurisdiction of the courts of the State of New Jersey to the extent required for the litigation of any claim, dispute or difference that may arise hereunder, and each Party hereby irrevocably consents that service of process shall be valid if served in the manner and to the address set forth herein.

          Section 2. Expenses. Other than as set forth herein, all expenses incurred by the Parties under this Agreement will be borne solely and entirely by the Party which has incurred such expenses.

          Section 3. Forum for Resolving Disputes. Any claim or controversy arising out of or related to a claimed violation or material breach of this Agreement or any of the provisions herein shall be resolved by final and binding arbitration administered by JAMS or another provider of arbitration services in accordance with their current rules for resolving commercial disputes. Notwithstanding the above, either Party shall also have the right to seek equitable and injunctive relief in any New Jersey court of competent jurisdiction in the event that a breach or threatened breach may give rise to

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irreparable injury to such Party which may not be adequately compensated by monetary damages.

          Section 4. OTHER THAN IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS OR A PARTY’S BREACH OF ITS OBLIGATIONS PURSUANT TO THE NON DISCLOSURE AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING OUT OF THIS AGREEMENT, EVEN IF THE PARTIES HAVE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS OR A PARTY’S BREACH OF ITS OBLIGATIONS PURSUANT TO THE NON DISCLOSURE AGREEMENT, NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE MAXIMUM EXTENT OF EACH PARTY’S LIABILITY TO THE OTHER HEREUNDER, SHALL NOT, UNDER ANY CIRCUMSTANCES EXCEED THE AGGREGATE FEES ACTUALLY PAID BY WAVE2WAVE TO INI IN CONNECTION WITH THE BUILDING ACTUALLY GIVING RISE TO SUCH LIABILITY.

          Section 5. Subcontracting/Assignment. Neither Party shall subcontract or delegate any of its responsibilities hereunder to any other party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Either Party may only assign this Agreement in its entirety, upon written notice to the other Party: (i) to an affiliated company; or (ii) to an unaffiliated company pursuant to a sale, merger or other consolidation of the other Party or any of its applicable operating division and covenants that this Agreement shall be assigned in the event of any such sale, merger or other consolidation. Any assignment other than as described above shall be null and void.

          Section 6. Attachments. All attachments to this Agreement shall be deemed a part of this Agreement and incorporated herein by reference.

          Section 7. Amendment. This Agreement may not be modified or amended or any term or provision hereof waived or discharged except in a physical writing (e.g., no e-mail) signed by the Parties.

          Section 8. Waiver. The waiver by one Party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

          Section 9. Construction. The headings of contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof. Words importing the singular include the plural, words importing any gender

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include every gender and words importing persons include entities, corporate and otherwise; and (in each case) vice versa. Whenever the terms “including” or “include” are used in this Agreement in connection with a single item or a list of items within a particular classification (whether or not the term is followed by the phrase “but not limited to” or words of similar effect) that reference shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on, or an exclusive enumeration of the items within such classification.

          Section 10. Independent Parties. INI and Wave2Wave are independent parties. Nothing in this Agreement will be construed to make either Party an agent, employee, franchisee, joint venturer or legal representative of the other Party. Neither Party will have, nor represent itself to have, any authority to bind the other Party or act on its behalf.

          Section 11. Severability. If for any reason any provision of this Agreement becomes unenforceable, other than as a result of a breach or default by a Party that provision of the Agreement will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect.

          Section 12. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed given when personally delivered or three business days after being mailed by U.S. certified mail, first class, postage prepaid (or by reputable courier service with package tracking ability, such as Fed Ex, UPS, DHL, etc.), to such Party at the address set forth in the first paragraph of this Agreement. Each Party may change such address by notice to the other Party in compliance with this Section.

          Section 13. Force Majeure. Neither Party will be responsible for any failure or delay in its performance under this Agreement due to causes beyond its reasonable control, including but not limited to, labor disputes, strikes, lockouts, shortages of or inability to obtain labor, energy, raw materials or supplies, war, riot, act of God or governmental action.

          Section 14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

incNETWORKS, Inc.	WAVE2WAVE COMMUNICATIONS, INC.

By: /s/ Jesse E. Russell	By: /s/ Steven Asman
Print Name: Jesse E. Russell	Print Name: Steven Asman
Title: CEO	Title: President

* We have requested confidential treatment of certain provisions contained in this exhibit. The copy filed as an exhibit omits the information subject to the confidentiality request.*